Exhibit 99.1

NEWS RELEASE

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: 412.442.8200

November 13, 2025	Contact:	Steven F. Nicola
Chief Financial Officer

Matthews International Announces Sale of Warehouse Automation Business for $230 million

•	Cash proceeds to be used to reduce debt and strengthen balance sheet

•	Further positions Company to deliver enhanced shareholder value

•	Strategic alternatives review remains ongoing

PITTSBURGH, November 13, 2025 (GLOBE NEWSWIRE) – Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today announced that the Company signed a definitive agreement for the sale of its Warehouse Automation business to Duravant LLC (“Duravant”), a global leader in engineered equipment and automation solutions. The Warehouse Automation business is part of the Company’s Industrial Technologies segment.

Under the terms of the agreement, Matthews will receive total consideration of $230 million, representing cash consideration of $223.3 million plus the assumption of certain liabilities of the business. The total purchase price represents a compelling valuation multiple that is significantly accretive to Matthews’ current trading range. The proceeds from the transaction, net of taxes and transaction costs, will be primarily used to significantly reduce outstanding debt, further strengthening the Company’s balance sheet and enhancing its capacity to pursue future strategic initiatives. The Warehouse Automation business generated sales of $72 million for fiscal 2025.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews International, stated, “This transaction is a direct outcome of the strategic alternatives evaluation, reflecting our commitment to unlocking shareholder value and further reducing our debt toward our long-term net leverage ratio goal of 2.5x. J.P. Morgan conducted an extensive process for the Warehouse Automation business and, as a result, we determined that Duravant delivered the best value for our shareholders and provides a strong platform for the continued growth of this business.”

Mr. Bartolacci added, “Following this announcement, the Company’s strategic alternatives review to enhance shareholder value creation remains ongoing.”

The transaction is subject to regulatory approval and is expected to close before the end of the Company’s fiscal 2026 second quarter.

About Matthews International Corporation

Matthews International Corporation operates through two core global businesses – Industrial Technologies and Memorialization. Both are focused on driving operational efficiency and long-term growth through continuous innovation and strategic expansion. The Industrial Technologies segment evolved from our original marking business, which today is a leading global innovator committed to empowering visionaries to transform industries through the application of precision technologies and intelligent processes. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. In addition, the Company also has a significant investment in Propelis, a brand solutions business formed through the merger of SGK and SGS & Co. Propelis delivers integrated solutions including brand creative, packaging, print solutions, branded environments, and content production. Matthews International has over 5,400 employees in 19 countries on four continents that are committed to delivering the highest quality products and services.

About Duravant

Duravant is a global leader in advanced automation solutions operating across the food processing, packaging, and material handling industries. Founded on more than a century of expertise, Duravant delivers performance-driven technologies, integrated systems and full lifecycle services that drive productivity, efficiency and safety for the world’s producers and movers of high demand goods. The company serves a broad range of essential end markets including food & beverage, agriculture, consumer and industrial goods, e-commerce, and logistics. Headquartered in Downers Grove, Illinois, and serving customers in more than 190 countries, Duravant unites a portfolio of leading brands under a shared commitment to quality, innovation and customer success. For more information, visit www.duravant.com.

Advisors

J.P. Morgan Securities LLC is serving as financial advisor and K&L Gates is serving as lead transaction counsel for Matthews International.

Forward-Looking Statements

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated benefits and risks associated with the joint venture transaction with Peninsula Parent LLC, d.b.a. Propelis Group (“Propelis”) and the timing thereof, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include risks to our ability to achieve the anticipated benefits of the joint venture transaction with Propelis that closed in fiscal year 2025, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, including changes in costs due to adjustments to tariffs, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions, divestitures, and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board of Directors, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

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